Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2023 RESULTS
Company Release: October 27, 2023

Third Quarter 2023 Highlights:
•Net income of $10.3 million, or $0.75 per diluted common share, for the three months ended September 30, 2023, compared to $12.9 million, or $0.95 per diluted common share for the three months ended June 30, 2023.
◦Return on average assets ("ROA") of 1.13% for the three months ended September 30, 2023.
◦Return on average equity ("ROE") of 14.60% for the three months ended September 30, 2023.
•Total assets increased $145.0 million, or 4.1%, to $3.68 billion for the quarter ended September 30, 2023, compared to $3.54 billion at June 30, 2023.
•Total loans, net of deferred fees decreased $40.5 million, or 1.3%, to $2.97 billion for the quarter ended September 30, 2023 as management sold loans as part of our strategy to reduce risk, optimize the CCBX loan portfolio and strengthen the balance sheet through enhanced credit standards.
◦Community bank loans increased $71.6 million, or 4.2%, to $1.78 billion.
◦CCBX loans decreased $112.1 million, or 8.7%, to $1.18 billion.
▪$320.9 million in CCBX loans were sold.
•Deposits increased $127.1 million, or 4.0%, to $3.29 billion for the quarter ended September 30, 2023.
◦CCBX deposit growth of $99.1 million, or 6.0%, to $1.75 billion.
▪CCBX deposit growth is net of an additional $51.9 million in CCBX deposits that were transferred off balance sheet for increased FDIC insurance coverage.
◦Community bank deposits increased $28.0 million, or 1.9%, to $1.54 billion.
▪Includes noninterest bearing deposits of $584.0 million or 38.0% of total community bank deposits
▪Community bank cost of deposits was 1.31%.
◦Uninsured deposits of $599.0 million, or 18.2% of total deposits as of September 30, 2023, compared to $632.1 million, or 20.0% of total deposits as of June 30, 2023.
•Liquidity/Borrowings as of September 30, 2023:
◦Capacity to borrow up to $577.9 million from Federal Home Loan Bank and the Federal Reserve Bank discount window with no borrowings taken under these facilities since the first quarter of 2022.
•Investment Portfolio as of September 30, 2023 :
◦Available for sale ("AFS") investments of $98.9 million, compared to $98.2 million as of June 30, 2023, of which 99.7% are U.S. Treasuries, with a weighted average remaining duration of 5 months as of September 30, 2023.
◦Held to maturity ("HTM") investments of $42.6 million, of which 100% are U.S. Agency mortgage backed securities held for CRA purposes. The carrying value of the HTM investments is $1.7 million more than the fair value, the weighted average remaining life is 18.6 years as of September 30, 2023 and the weighted average yield is 5.00% for the quarter ended September 30, 2023.
Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended September 30, 2023.

Quarterly net income for the third quarter of 2023 was $10.3 million, or $0.75 per diluted common share, compared with net income of $12.9 million, or $0.95 per diluted common share, for the second quarter of 2023, and $11.1 million, or $0.82 per diluted common share, for the quarter ended September 30, 2022.
Total assets increased $145.0 million, or 4.1%, during the third quarter of 2023 to $3.68 billion, from $3.54 billion at June 30, 2023. Total loans, net of deferred fees decreased $40.5 million, or 1.3%, during the three months ended September 30, 2023 to $2.97 billion, compared to $3.01 billion at June 30, 2023. Community bank loans increased $71.6 million, or 4.2%, and offset a $112.1 million decrease in CCBX loans. We continue to monitor and manage the CCBX loan portfolio, and sold $320.9 million in CCBX loans during the quarter ended September 30, 2023. We intentionally reduced the CCBX other consumer and other loans portfolio in an effort to strengthen our balance sheet. We currently expect to sell additional loans in the coming months as we continue working to optimize our CCBX portfolio through new partners, products and building on our existing relationships. Deposits increased $127.1 million, or 4.0%, during the three months ended September 30, 2023. CCBX deposits grew $99.1 million, or 6.0%. Community bank deposits increased $28.0 million, or 1.9%. Our cost of deposits for the community bank was 1.31% for the three months ended September 30, 2023, compared to 0.98% for the three months ended June 30, 2023.
We saw solid deposit growth in the third quarter, with deposits increasing $127.1 million, or 4.0%, compared to June 30, 2023. Fully insured IntraFi network reciprocal deposits increased $56.1 million to $296.4 million as of September 30, 2023, compared to $240.3 million as of June 30, 2023. These fully insured reciprocal deposits allow our larger deposit customers to fully insure their deposits through a reciprocal agreement with other banks. Loans receivable was deliberately decreased $40.5 million, or 1.3%, during the three months ended September 30, 2023 as part of our plan to optimize and strengthen the balance sheet. We continue to monitor our liquidity position through diligent management of our liquid assets and liabilities as well as maintaining access to alternative sources of funds. As of September 30, 2023, we had $474.9 million in cash on the balance sheet and the capacity to borrow up to $577.9 million from Federal Home Loan Bank and the Federal Reserve Bank discount window,with no borrowings taken under these facilities since the first quarter of 2022. Cash on the balance sheet and borrowing capacity totaled $1.05 billion, which represented 32.0% of total deposits and exceeded our $599.0 million in uninsured deposits as of September 30, 2023.

"At Coastal we pride ourselves on being proactive in how we serve our customers, manage risk and position the Bank for shareholders. We continue to focus on our BaaS business by concentrating on working with larger partners and optimizing our CCBX loan portfolio so we can grow and advance our presence in the BaaS space. Over the last two years we have deliberately reduced the number of partners that we work with, focusing on larger partners and companies. We are being more intentional in our selection of products and partnerships that best serve our customers and shareholders in order to achieve our long term profitability objective. We only want to work with the best and quite frankly, our expertise and strength has attracted a more established partner set which we are leaning into. During the quarter ended September 30, 2023 we started the process of optimizing our CCBX loan portfolio by selling higher yielding loans that have a greater potential for credit deterioration. As we work to optimize our CCBX loan portfolio through enhanced credit standards, we expect lower earnings in the short term with lower loan yields and compressed margins but we continue to focus on strengthening the portfolio with new loans that we believe will provide for long term stability and profitability. For us to continue to grow and succeed, we cannot be static. We can always be better. We will continue to look for opportunities to grow our Company and will focus on the long term, holding down deposits costs when possible and managing expense through efficient use of technology. We will work to do all that while keeping our un-Bankey community bank mentality and feel," stated Eric Sprink, the CEO of the Company and the Bank.

Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.  Net interest income was $62.2 million for the quarter ended September 30, 2023, a decrease of $121,000, or 0.2%, from $62.4 million for the quarter ended June 30, 2023, and an increase of $13.0 million, or 26.5%, from $49.2 million for the quarter ended September 30, 2022.  Yield on loans receivable was 10.84% for the three months ended September 30, 2023, compared to 10.85% for the three months ended June 30, 2023 and 8.46% for the three months ended September 30, 2022.  Cost of deposits was 3.14% for the three months ended September 30, 2023, compared to 2.72% for the three months ended June 30, 2023 and 0.82% for the three months ended September 30, 2022. The decrease in net interest income compared to June 30, 2023, was a result of increased interest expense due to an increase in average interest bearing deposits and an increase in cost of deposits as a result of higher interest rates. The increase in net interest income compared to September 30, 2022 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans, primarily from CCBX.  Total average loans receivable for the three months ended September 30, 2023 was $3.06 billion, compared to $2.97 billion for the three months ended June 30, 2023, and $2.45 billion for the three months ended September 30, 2022.

Interest and fees on loans totaled $83.7 million for the three months ended September 30, 2023 compared to $80.2 million and $52.3 million for the three months ended June 30, 2023 and September 30, 2022, respectively.  Total loans, net of deferred fees decreased $40.5 million, or 1.3%, during the quarter ended September 30, 2023, which included a $112.1 million decrease in CCBX loans partially offset by an increase of $72.3 million in community bank loans. The decrease in

CCBX loans includes a decrease of $87.0 million, or 10.3%, in consumer and other loans and a decrease of $24.3 million, or 17.5%, in capital call lines as a result of normal balance fluctuations and business activities.  We continue to monitor and manage the CCBX loan portfolio, and sold $320.9 million in CCBX loans during the quarter ended September 30, 2023. We repositioned ourselves by reducing our CCBX consumer installment loans in an effort to optimize our loan portfolio and we will work to continue growing the CCBX portfolio in future quarters with loans that have lower potential risk of credit deterioration and are more aligned with our long term objectives. The increase in interest and fees on loans for the quarter ended September 30, 2023, compared to June 30, 2023 and September 30, 2022, was largely due to growth in higher yielding loans and increased interest rates.  As a result of the Federal Open Market Committee (“FOMC”) raising the target Federal Funds rate 0.25% during the quarter, interest rates on our existing variable rate loans were affected, as are the rates on new loans. The FOMC last raised the target Federal Funds rate 0.25% on July 26, 2023. We continue to monitor the impact of these increases in interest rates.
Interest income from interest earning deposits with other banks was $3.9 million for the quarter ended September 30, 2023 an increase of $1.2 million compared to June 30, 2023 and an increase of $1.6 million compared to September 30, 2022 primarily due to an increase in interest rates.  The average balance of interest earning deposits with other banks for the three months ended September 30, 2023 was $285.6 million, compared to $211.4 million and $397.6 million for the three months ended June 30, 2023 and September 30, 2022, respectively.  The average yield on these interest earning deposits with other banks increased to 5.40% for the quarter ended September 30, 2023, compared to 5.08% and 2.27% for the quarters ended June 30, 2023 and September 30, 2022, respectively.
Total interest expense was $26.1 million for the quarter ended September 30, 2023, a $4.8 million increase from the quarter ended June 30, 2023 and a $20.1 million increase from the quarter ended September 30, 2022. Interest expense on deposits was $25.5 million for the quarter ended September 30, 2023, compared to $20.7 million for the quarter ended June 30, 2023 and $5.7 million for the quarter ended September 30, 2022. Interest expense on interest bearing deposits increased $4.8 million for the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, and $19.7 million compared to the quarter ended September 30, 2022 as a result an increase in CCBX deposits that are tied to, and reprice when the FOMC raises rates. Similarly, most of our CCBX loans also reprice when the FOMC raises interest rates. Interest expense on borrowed funds was $651,000 for the quarter ended September 30, 2023, compared to $661,000 and $273,000 for the quarters ended June 30, 2023 and September 30, 2022, respectively. The $378,000 increase in interest expense on borrowed funds from the quarter ended September 30, 2022 is the result of an increase of $19.8 million in subordinated debt and an increase in interest rates.
Total cost of deposits was 3.14% for the three months ended September 30, 2023, compared to 2.72% for the three months ended June 30, 2023, and 0.82%, for the three months ended September 30, 2022. Community bank and CCBX cost of deposits were 1.31% and 4.80% respectively, for the three months ended September 30, 2023, compared to 0.98% and 4.42%, for the three months ended June 30, 2023, and 0.16% and 1.79% for the three months ended September 30, 2022. The increase in cost of deposits for the three months ended September 30, 2023 compared to the prior periods for both segments is a result of increased interest rates. While we continue working to hold down deposit costs, any additional FOMC interest rate increases will increase our cost of deposits and result in higher interest expense on interest bearing deposits.
Net Interest Margin
Net interest margin was 7.10% for the three months ended September 30, 2023, compared to 7.58% and 6.58% for the three months ended June 30, 2023 and September 30, 2022, respectively.  The decrease in net interest margin compared to the three months ended June 30, 2023 was largely due to an increase in cost of deposits and selling higher yielding consumer loans. Higher interest rates on interest bearing deposits compressed net interest margin as a result of our decision to increase our rates to rival our competitors raising rates and CCBX deposit pricing being tied to the Fed Funds rate. Additionally, the actions we took in an effort to strengthen the balance sheet by selling higher risk and higher yielding loans during the quarter ended September 30, 2023 will continue to impact net interest margin in future quarters. The increase in net interest margin compared to the three months ended September 30, 2022 was largely a result of increased volume and an increase in higher interest rates on new loans and on existing variable rate loans as they reprice.  Loans receivable decreased $40.5 million and increased $459.1 million, compared to June 30, 2023 and September 30, 2022, respectively.  Additionally, the Fed Funds interest rate increases have resulted in existing, variable rate loans repricing to higher interest rates.  Interest and fees on loans receivable increased $3.5 million, or 4.3%, to $83.7 million for the three months ended September 30, 2023, compared to $80.2 million for the three months ended June 30, 2023, and $52.3 million for the three months ended September 30, 2022.  Also contributing to the increase in net interest margin compared to the three months ended September 30, 2022, was a $1.6 million increase in interest on interest earning deposits.  These interest earning deposits earned an average rate of 5.40% for the quarter ended September 30, 2023, compared to 5.08% and 2.27%

for the quarters ended June 30, 2023 and September 30, 2022, respectively.  Average investment securities increased $7.7 million to $118.0 million due to the purchase of $30.1 million in securities during the three months ended September 30, 2023 compared to the three months ended June 30, 2023, and increased $14.3 million compared to the three months ended September 30, 2022. Interest on investment securities increased $113,000 for the three months ended September 30, 2023 compared to the three months ended June 30, 2023 as a result of the increase in average outstanding balance coupled with increased yield, which also positively impacted net interest margin. Interest on investment securities increased $212,000 compared to September 30, 2022, as a result of increased yield.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 3.18% for the quarter ended September 30, 2023, an increase of 41 basis points from the quarter ended June 30, 2023 and an increase of 233 basis points from the quarter ended September 30, 2022. Cost of deposits for the quarter ended September 30, 2023 was 3.14%, compared to 2.72% for the quarter ended June 30, 2023, and 0.82% for the quarter ended September 30, 2022. The increased cost of funds and deposits compared to June 30, 2023 and September 30, 2022 was due to the increase in interest rates compared to the previous periods and growth in higher cost CCBX deposits compared to September 30, 2022.
During the quarter ended September 30, 2023, total loans receivable decreased by $40.5 million, or 1.3%, to $2.97 billion, compared to $3.01 billion for the quarter ended June 30, 2023.  This decrease consists of a $112.1 million decrease in CCBX loans partially offset by $71.6 million in community bank loan growth. CCBX loans were sold in an effort to strengthen the loan portfolio and we will work to continue growing the CCBX portfolio with enhanced credit standards and lower potential for future credit deterioration. Total loans receivable as of September 30, 2023 increased $459.1 million compared to September 30, 2022.  This increase includes community bank loan growth of $192.3 million and an increase in CCBX loans of $266.8 million. During the quarter ended September 30, 2023, $320.9 million in loans were sold during the quarter and no loans were held for sale as of September 30, 2023; compared to $35.9 million in loans held for sale as of June 30, 2023.
Total yield on loans receivable for the quarter ended September 30, 2023 was 10.84%, compared to 10.85% for the quarter ended June 30, 2023, and 8.46% for the quarter ended September 30, 2022. This slight decrease in yield on loans receivable compared to the quarter ended June 30, 2023 is a combination of an overall increase in interest rates, repricing of variable rate loans as well as change in mix of CCBX partner loans.  During the quarter ended September 30, 2023, community bank loans increased 4.2%, or $71.6 million, compared to the quarter ended June 30, 2023, with an average yield of 6.20% and CCBX loans outstanding decreased 8.7%, or $112.1 million, compared to June 30, 2023, with an average CCBX yield of 17.05%. The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans.
The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022		September 30, 2023		September 30, 2022
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.20%	1.31%	6.28%	0.98%	5.31%	0.16%	6.15%	0.99%	5.17%	0.11%
CCBX (1)	17.05%	4.80%	16.95%	4.42%	13.96%	1.79%	16.74%	4.41%	13.16%	0.91%
Consolidated	10.84%	3.14%	10.85%	2.72%	8.46%	0.82%	10.57%	2.69%	7.63%	0.41%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$56,279	17.05%	$53,632	16.95%	$31,449	13.96%
Less: BaaS loan expense	23,003	6.97%	22,033	6.96%	15,560	6.91%
Net BaaS loan income (1)	$33,276	10.08%	$31,599	9.99%	$15,889	7.05%
Average BaaS Loans(3)	$1,309,380		$1,269,406		$893,655

	For the Nine Months Ended
	September 30, 2023		September 30, 2022
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$152,131	16.74%	$64,721	13.16%
Less: BaaS loan expense	62,590	6.89%	36,079	7.34%
Net BaaS loan income (1)	$89,541	9.85%	$28,642	5.82%
Average BaaS Loans(3)	$1,215,224		$657,574
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Key Performance Ratios
ROA was 1.13% for the quarter ended September 30, 2023 compared to 1.52% and 1.45% for the quarters ended June 30, 2023 and September 30, 2022, respectively.  ROA for the quarter ended September 30, 2023, was down 0.39% and 0.32%, respectively, as a result of lower margin and higher expenses compared to June 30, 2023 and September 30, 2022.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Nine Months Ended
(unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022

Return on average assets (1)	1.13%	1.52%	1.58%	1.66%	1.45%	1.40%	1.27%
Return on average equity (1)	14.60%	19.53%	19.89%	21.86%	19.36%	17.90%	16.90%
Yield on earnings assets (1)	10.08%	10.18%	9.19%	8.47%	7.38%	9.84%	6.03%
Yield on loans receivable (1)	10.84%	10.85%	9.95%	9.33%	8.46%	10.57%	7.63%
Cost of funds (1)	3.18%	2.77%	2.19%	1.61%	0.85%	2.73%	0.44%
Cost of deposits (1)	3.14%	2.72%	2.13%	1.56%	0.82%	2.69%	0.41%
Net interest margin (1)	7.10%	7.58%	7.15%	6.96%	6.58%	7.27%	5.61%
Noninterest expense to average assets (1)	6.23%	6.11%	5.69%	5.97%	6.66%	6.02%	5.54%
Noninterest income to average assets (1)	3.81%	6.90%	6.28%	5.43%	4.48%	5.61%	3.79%
Efficiency ratio	58.36%	42.92%	43.03%	48.94%	61.12%	47.60%	59.77%
Loans receivable to deposits (2)	90.19%	96.23%	92.55%	93.25%	89.92%	90.19%	89.92%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2023	2023	2022
Deposit service charges and fees	$998	$989	$986
Loan referral fees	1	682	—
Unrealized gain on equity securities, net	5	155	(133)
Gain on sales of loans, net	107	23	—
Other	291	234	260
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,402	2,083	1,113
Servicing and other BaaS fees	997	895	1,079
Transaction fees	1,036	1,052	940
Interchange fees	1,216	975	738
Reimbursement of expenses	1,152	1,026	885
BaaS program income	4,401	3,948	3,642
BaaS credit enhancements	25,926	51,027	17,928
Baas fraud enhancements	2,850	1,537	11,708
BaaS indemnification income	28,776	52,564	29,636
Total BaaS income	33,177	56,512	33,278
Total noninterest income	$34,579	$58,595	$34,391
Noninterest income was $34.6 million for the three months ended September 30, 2023, a decrease of $24.0 million from $58.6 million for the three months ended June 30, 2023, and an increase of $188,000 from $34.4 million for the three months ended September 30, 2022.  The decrease in noninterest income over the quarter ended June 30, 2023 was primarily due to a decrease of $23.3 million in total BaaS income.  The $23.3 million decrease in total BaaS income included a $25.1 million decrease in BaaS credit enhancements related to the allowance for credit losses, a $1.3 million increase in BaaS fraud enhancements, and an increase of $453,000 in BaaS program income. The increase in BaaS program income is largely the result of higher transaction and interchange fees (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). The $188,000 increase in noninterest income over the quarter ended September 30, 2022 was primarily due to a $138,000 increase in gain on sale of equity securities and $107,000 increase in gain on sale of loans partially offset by a $101,000 decrease in BaaS income.

The $101,000 decrease in BaaS income included a $8.0 million increase in BaaS credit enhancements, a $8.9 million decrease in BaaS fraud enhancements and a $759,000 increase in BaaS program income. The decrease in BaaS credit enhancement compared to the prior period is a result of lower CCBX loan balances increased underwriting standards and change in mix of CCBX loans.
Our CCBX segment continues to evolve, and we now have 22 relationships, at varying stages, as of September 30, 2023.  We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense and are focusing on larger more established partners, with experienced management teams, existing customer bases and strong financial positions. The sale of $320.9 million in CCBX loans during the quarter ended September 30, 2023 is part of our strategy to strengthen the balance sheet and lower the overall potential credit risk in our loan portfolio. We expect net interest margin will tighten as higher quality loans yield less than higher risk loans and we also expect the size of our CCBX loan portfolio will be smaller than in previous quarters while we work to grow the portfolio with loans that are subject to increased underwriting standards. We expect this process to take 2 to 3 quarters. At the same time we will be focused on increasing our efficiency and using technology to reduce future expense growth.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	September 30, 2023	June 30, 2023	September 30, 2022
Active	18	18	19
Friends and family / testing	1	1	2
Implementation / onboarding	1	1	0
Signed letters of intent	1	1	5
Wind down - preparing to exit relationship	1	1	3
Total CCBX relationships	22	22	29
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands; unaudited)	2023	2023	2022
Salaries and employee benefits	$18,087	$16,309	$14,506
Legal and professional expenses	4,447	4,645	2,251
Data processing and software licenses	2,366	1,972	1,670
Occupancy	1,224	1,143	1,147
Point of sale expense	1,068	814	742
Director and staff expenses	529	519	475
FDIC assessments	694	570	850
Excise taxes	541	531	588
Marketing	169	115	69
Other	1,523	1,722	1,522
Noninterest expense, excluding BaaS loan and BaaS fraud expense	30,648	28,340	23,820
BaaS loan expense	23,003	22,033	15,560
BaaS fraud expense	2,850	1,537	11,707
BaaS loan and fraud expense	25,853	23,570	27,267
Total noninterest expense	$56,501	$51,910	$51,087
Total noninterest expense increased $4.6 million to $56.5 million for the three months ended September 30, 2023, compared to $51.9 million for the three months ended June 30, 2023 and increased $5.4 million from $51.1 million for the three months ended September 30, 2022. The increase in noninterest expense for the quarter ended September 30, 2023, as compared to the quarter ended June 30, 2023, was primarily due to a $2.3 million increase in BaaS expense (of which $1.0 million is related to an increase in BaaS loan expense and $1.3 million is due to an increase in BaaS fraud expense) and a $1.8 million increase in salaries and employee benefits. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners.  The $1.8 million increase in salaries and employee benefits is related to the full quarter effect of hiring staff for our ongoing growth initiatives. Salaries and benefits included one time expenses of $494,000 as part of our initiative to manage costs going forward. Additionally, data processing and software licenses increased $394,000 as a result of enhancements in technology.
The increase in noninterest expenses for the quarter ended September 30, 2023 compared to the quarter ended September 30, 2022 were largely due to a decrease of $1.4 million in BaaS partner expense (of which $7.4 million is related to an increase in BaaS loan expense offset by a decrease of $8.9 million in BaaS fraud expense), $3.6 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives and $2.2 million increase in legal and professional fees due to increased fees related to data and risk management, building out our infrastructure and increased consulting expenses for projects and enhanced monitoring. We anticipate that our legal and professional fees will decline as projects have been completed and initiatives are achieved, with legal and professional fees leveling off to approximate first quarter 2023 levels staring in fourth quarter 2023. Additionally, there was a $696,000 increase in data processing and software licenses due to enhancements in technology and a $326,000 increase in point of sale expenses which is attributed to increased CCBX activity.
Provision for Income Taxes
The provision for income taxes was $2.8 million for the three months ended September 30, 2023, $3.9 million for the three months ended June 30, 2023 and $3.0 million for the third quarter of 2022.  The provision for income taxes was lower for the three months ended September 30, 2023 compared to June 30, 2023 as a result of lower taxable income. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes.
Financial Condition Overview
Total assets increased $145.0 million, or 4.1%, to $3.68 billion at September 30, 2023 compared to $3.54 billion at June 30, 2023.  The increase is primarily due to $199.7 million increase in interest earning deposits with other banks partially offset by loans receivable decreasing $40.5 million. We deliberately decreased loans as part of our strategy to optimize our CCBX portfolio and strengthen the balance sheet through enhanced credit standards. Additionally, there were no loans held for sale at September 30, 2023, compared to $35.9 million at June 30, 2023.

Total assets increased $546.5 million, or 17.4%, at September 30, 2023, compared to $3.13 billion at September 30, 2022.  The increase is primarily due to loans receivable increasing $459.1 million, and an increase of $42.6 million in investment securities and a $71.7 million increase in interest earning deposits with other banks compared to September 30, 2022.
Loans Receivable
Total loans receivable decreased $40.5 million to $2.97 billion at September 30, 2023, from $3.01 billion at June 30, 2023, and increased $459.1 million from $2.51 billion at September 30, 2022.  The decrease in loans receivable over the quarter ended June 30, 2023 was the result of a decease of $112.1 million in CCBX loans from loan sales to optimize our CCBX loan portfolio and a $71.6 million increase in community bank loans. We continue to monitor and manage the CCBX loan portfolio, and sold $320.9 million in CCBX loans during the quarter ended September 30, 2023. CCBX other consumer and other loans were reduced by $148.4 million to $317.0 million at September 30, 2023 from $465.4 million at June 30, 2023 as part of our optimizing strategy to strengthen the balance sheet. The change in loans receivable over the quarter ended September 30, 2022 includes CCBX loan growth of $266.8 million and community bank loan growth of $192.3 million as of September 30, 2023.

The following table summarizes the loan portfolio at the period indicated:

	As of September 30, 2023		As of June 30, 2023		As of September 30, 2022
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$3,310	0.1%	$3,595	0.1%	$5,794	0.2%
Capital call lines	114,174	3.8	138,428	4.6	174,311	6.9
All other commercial & industrial loans	213,791	7.2	211,806	7.0	159,823	6.4
Total commercial and industrial loans:	331,275	11.1	353,829	11.7	339,928	13.5
Real estate loans:
Construction, land and land development	167,686	5.6	186,706	6.2	224,188	8.9
Residential real estate	477,147	16.1	463,179	15.4	402,781	16.0
Commercial real estate	1,237,849	41.6	1,164,088	38.6	1,024,067	40.7
Consumer and other loans	760,463	25.6	846,459	28.1	523,536	20.9
Gross loans receivable	2,974,420	100.0%	3,014,261	100.0%	2,514,500	100.0%
Net deferred origination fees - PPP loans	(52)		(60)		(111)
Net deferred origination fees - all other loans	(7,333)		(6,648)		(6,500)
Loans receivable	$2,967,035		$3,007,553		$2,507,889
Loan Yield (1)	10.84%		10.85%		8.46%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	September 30, 2023		June 30, 2023		September 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$3,310	0.2%	$3,595	0.2%	$5,794	0.4%
All other commercial & industrial loans	154,922	8.6	151,483	8.8	143,808	9.0
Real estate loans:
Construction, land and land development loans	167,686	9.4	186,706	10.9	224,188	14.0
Residential real estate loans	225,372	12.6	211,966	12.3	198,871	12.5
Commercial real estate loans	1,237,849	69.1	1,164,088	67.7	1,024,067	64.0
Consumer and other loans:
Other consumer and other loans	2,483	0.1	1,457	0.1	2,220	0.1
Gross Community Bank loans receivable	1,791,622	100.0%	1,719,295	100.0%	1,598,948	100.0%
Net deferred origination fees	(6,961)		(6,261)		(6,628)
Loans receivable	$1,784,661		$1,713,034		$1,592,320
Loan Yield(1)	6.20%		6.28%		5.31%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	September 30, 2023		June 30, 2023		September 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$114,174	9.6%	$138,428	10.7%	$174,311	19.0%
All other commercial & industrial loans	58,869	5.0	60,323	4.7	16,015	1.8
Real estate loans:
Residential real estate loans	251,775	21.3	251,213	19.4	203,910	22.3
Consumer and other loans:
Credit cards	440,993	37.3	379,642	29.3	216,995	23.7
Other consumer and other loans	316,987	26.8	465,360	35.9	304,321	33.2
Gross CCBX loans receivable	1,182,798	100.0%	1,294,966	100.0%	915,552	100.0%
Net deferred origination (fees) costs	(424)		(447)		17
Loans receivable	$1,182,374		$1,294,519		$915,569
Loan Yield - CCBX (1)(2)	17.05%		16.95%		13.96%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $127.1 million, or 4.0%, to $3.29 billion at September 30, 2023 from $3.16 billion at June 30, 2023. The increase was due to a $131.3 million increase in core deposits, partially offset by a $4.2 million decrease in time deposits. Deposits in our CCBX segment increased $99.1 million, from $1.65 billion at June 30, 2023, to $1.75 billion at September 30, 2023 and community bank deposits increased $28.0 million from $1.51 billion at June 30, 2023, to $1.54 billion at September 30, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. During the quarter ended September 30, 2023, noninterest bearing deposits decreased $73.8 million, or 10.2%, to $651.8 million from $725.6 million at June 30, 2023. Community bank noninterest bearing deposits totaled $584.0 million or 38.0% of total community bank deposits and CCBX noninterest bearing deposits totaled $67.8 million, or 3.9% of total CCBX deposits. In the quarter ended September 30, 2023 compared to the quarter ended June 30, 2023, NOW and money market accounts increased $209.5 million, savings deposits decreased $4.4 million, and time deposits decreased $4.2 million. Included in total deposits is $296.4 million in IntraFi network reciprocal NOW and money market accounts as of September 30, 2023, which provides our larger deposit customers with fully insured deposits through a reciprocal agreement with other banks. Uninsured deposits decreased to $599.0 million as of September 30, 2023, compared to $632.1 million as of June 30, 2023.
Total deposits increased $452.6 million, or 16.0%, to $3.29 billion at September 30, 2023 compared to $2.84 billion at September 30, 2022. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $161.4 million, or 19.9%, to $651.8 million at September 30, 2023 from $813.2 million at September 30, 2022 as a result of customer movement from noninterest to interest bearing accounts. NOW and money market accounts increased $725.6 million, or 40.2%, to $2.53 billion at September 30, 2023, and savings deposits decreased $22.9 million, or 21.3%, and time deposits decreased $13.3 million, or 39.1%, in the third quarter of 2023 compared to the third quarter of 2022 and includes BaaS-brokered deposits that are now classified as NOW accounts included in core deposits due to a change in the relationship agreement with one of our partners and these deposits increased to $269.2 million as of September 30, 2023, compared to $75.4 million as of September 30, 2022. Deposits in our CCBX segment increased $550.0 million, from $1.20 billion at September 30, 2022, to $1.75 billion at September 30, 2023 and community bank deposits decreased $97.3 million, from $1.63 billion at September 30, 2022, to $1.54 billion at September 30, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. Uninsured deposits decreased to $599.0 million as of September 30, 2023, compared to $867.7 million as of September 30, 2022.
Additionally, as of September 30, 2023 $51.9 million in CCBX customer deposits were transferred off the Bank’s balance sheet to other financial institutions on a daily basis for additional FDIC insurance coverage. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio for the periods indicated.

	As of September 30, 2023		As of June 30, 2023		As of September 30, 2022
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$651,786	19.8%	$725,592	22.9%	$813,217	28.7%
NOW and money market	2,532,668	77.0	2,323,164	73.5	1,807,105	63.7
Savings	84,628	2.6	88,991	2.8	107,508	3.8
Total core deposits	3,269,082	99.4	3,137,747	99.2	2,727,830	96.2
Brokered deposits	1	0.0	1	0.0	75,363	2.6
Time deposits less than $100,000	8,635	0.2	9,741	0.3	13,296	0.5
Time deposits $100,000 and over	11,982	0.4	15,083	0.5	20,577	0.7
Total	$3,289,700	100.0%	$3,162,572	100.0%	$2,837,066	100.0%
Cost of deposits (1)	3.14%		2.72%		0.82%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	September 30, 2023		June 30, 2023		September 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$584,004	38.0%	$621,012	41.1%	$746,516	45.6%
NOW and money market	852,747	55.5	778,475	51.6	748,347	45.8
Savings	80,099	5.2	85,146	5.7	106,059	6.5
Total core deposits	1,516,850	98.7	1,484,633	98.4	1,600,922	97.9
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	8,635	0.5	9,741	0.6	13,296	0.8
Time deposits $100,000 and over	11,982	0.8	15,083	1.0	20,577	1.3
Total Community Bank deposits	$1,537,468	100.0%	$1,509,458	100.0%	$1,634,796	100.0%
Cost of deposits(1)	1.31%		0.98%		0.16%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	September 30, 2023		June 30, 2023		September 30, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$67,782	3.9%	$104,580	6.3%	$66,701	5.5%
NOW and money market	1,679,921	95.9	1,544,689	93.5	1,058,758	88.1
Savings	4,529	0.2	3,845	0.2	1,449	0.1
Total core deposits	1,752,232	100.0	1,653,114	100.0	1,126,908	93.7
BaaS-brokered deposits	—	0.0	—	0.0	75,362	6.3
Total CCBX deposits	$1,752,232	100.0%	$1,653,114	100.0%	$1,202,270	100.0%
Cost of deposits (1)	4.80%		4.42%		1.79%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of September 30, 2023 the Company had the capacity to borrow up to a total of $577.9 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, with no borrowings outstanding on these lines as of September 30, 2023.
Shareholders’ Equity
During the nine months ended September 30, 2023, the Company contributed $15.0 million in capital to the Bank.  The Company had a cash balance of $6.5 million as of September 30, 2023, which is retained for general operating purposes, including debt repayment, and for funding $713,000 in commitments to bank technology funds.

Total shareholders’ equity increased $11.8 million since June 30, 2023.  The increase in shareholders’ equity was primarily due to $10.3 million in net earnings, a $918,000 increase from the amortization of equity awards, combined with a decrease in the unrealized loss on available-for-sale securities of $589,000 during the three months ended September 30, 2023.
Capital Ratios
The Company and the Bank remained well capitalized at September 30, 2023, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	8.99%	8.03%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.20%	8.99%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.20%	9.10%	8.00%
Total Capital (to risk-weighted assets)	11.47%	11.79%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
Effective January 1, 2023 the Company implemented the CECL allowance model which calculates reserves over the life of the loan and is largely driven by portfolio characteristics, economic outlook, and other key methodology assumptions versus the incurred loss model, which is what we were previously using. As a result of implementing CECL, there was a one-time adjustment to the 2023 opening allowance balance of $3.9 million. The day 1 CECL adjustment for community bank loans included a reduction of $310,000 to the community bank allowance driven by the reversal of the unallocated balance and a reduction of $340,000 related to the community bank unfunded commitment reserve also driven by the reversal of the unallocated balance. This was offset by an increase to the CCBX allowance for $4.2 million. With the mirror image approach accounting related to the contingent receivable for CCBX partner loans, there was a CECL day 1 increase to the indemnification asset in the amount of $4.5 million. Net, the day 1 impact to retained earnings for the Bank’s transition to CECL was an increase of $954,000, excluding the impact of income taxes.
The total allowance for credit losses was $101.1 million and 3.41% of loans receivable at September 30, 2023 compared to $110.8 million and 3.68% at June 30, 2023 and $59.3 million and 2.36% at September 30, 2022. The allowance for credit loss allocated to the CCBX portfolio was $79.8 million and 6.75% of CCBX loans receivable at September 30, 2023, with $21.3 million of allowance for credit loss allocated to the community bank or 1.19% of total community bank loans receivable.
The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of September 30, 2023			As of June 30, 2023			As of September 30, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,784,661	$1,182,374	$2,967,035	$1,713,034	$1,294,519	$3,007,553	$1,592,320	$915,569	$2,507,889
Allowance for credit losses	(21,316)	(79,769)	(101,085)	(20,653)	(90,109)	(110,762)	(20,139)	(39,143)	(59,282)
Allowance for credit losses to total loans receivable	1.19%	6.75%	3.41%	1.21%	6.96%	3.68%	1.26%	4.28%	2.36%
Provision for credit losses - loans totaled $27.2 million for the three months ended September 30, 2023, $52.6 million for the three months ended June 30, 2023, and $18.4 million for the three months ended September 30, 2022. Net charge-offs totaled $36.8 million for the quarter ended September 30, 2023, compared to $31.0 million for the quarter ended June 30, 2023 and $8.5 million for the quarter ended September 30, 2022. Net charge-offs increased primarily due to CCBX partner loans. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts, except in accordance with the program agreement for one partner where the Company is responsible for credit losses on approximately 10% of a $231.9 million loan portfolio. At September 30, 2023, our portion of this portfolio represented $23.2 million in loans.
The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$3	$37,023	$37,026	$9	$32,290	$32,299	$411	$8,102	$8,513
Gross recoveries	(3)	(189)	(192)	—	(1,340)	(1,340)	(3)	(6)	(9)
Net charge-offs	$—	$36,834	$36,834	$9	$30,950	$30,959	$408	$8,096	$8,504
Net charge-offs to average loans (1)	0.00%	11.16%	4.77%	0.00%	9.78%	4.19%	0.10%	3.59%	1.38%
(1) Annualized calculations shown for periods presented.
The decrease in the Company’s provision for credit losses - loans during the quarter ended September 30, 2023, is a result of a decrease in CCBX loans receivable. During the quarter ended September 30, 2023, a $26.5 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $52.6 million provision for credit losses - loans that was recorded for CCBX for the quarter ended June 30, 2023, as a result of a decrease in CCBX loans receivable. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses. If our partner is unable to fulfill their contracted obligations then the bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk. The Company is responsible for credit losses on approximately 10% of a $231.9 million CCBX loan portfolio. At September 30, 2023, 10% of this portfolio represented $23.2 million in loans. The factors used in management’s analysis for community bank credit losses indicated that a provision of $664,000 and was needed for the quarter ended September 30, 2023 and a small adjustment (recapture) of $47,000 and $238,000 was needed for the quarters ended June 30, 2023 and September 30, 2022, respectively.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Community bank	$664	$(47)	$(238)	$1,045	$214
CCBX	26,493	52,645	18,666	122,254	45,250
Total provision expense	$27,157	$52,598	$18,428	$123,299	$45,464
At September 30, 2023, our nonperforming assets were $43.5 million, or 1.18% of total assets, compared to $33.7 million, or 0.95%, of total assets, at June 30, 2023, and $22.9 million, or 0.73% of total assets, at September 30, 2022. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. As of September 30, 2023, $34.7 million of the $36.2 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses. Under the agreement, CCBX partners will indemnify or reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets increased $9.8 million during the quarter ended September 30, 2023, compared to the quarter ended June 30, 2023, due to a $9.9 million increase in CCBX loans that are past due 90 days or more and still accruing combined with a $76,000 decrease in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans decreased due to principal reductions. There were no repossessed assets or other real estate owned at September 30, 2023. Our nonperforming loans to loans receivable ratio was 1.47% at September 30, 2023, compared to 1.12% at June 30, 2023, and 0.91% at September 30, 2022.
For the quarter ended September 30, 2023, there were zero community bank net charge-offs and $7.3 million nonperforming community bank loans, including a multifamily loan for $6.9 million which we believe is currently well secured. For the quarter ended September 30, 2023, $36.8 million in net charge-offs were recorded on CCBX loans. These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. The Company is responsible for credit losses on approximately 10% of a $231.9 million loan portfolio. At September 30, 2023, our portion of this portfolio represented $23.2 million in loans.
The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of September 30, 2023	As of June 30, 2023	As of September 30, 2022
Nonaccrual loans:
Commercial and industrial loans	$2	$5	$94
Real estate loans:
Construction, land and land development	—	66	66
Residential real estate	176	186	—
Commercial real estate	7,145	7,142	6,901
Total nonaccrual loans	7,323	7,399	7,061
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,387	808	138
Real estate loans:
Residential real estate loans	1,462	1,722	638
Consumer and other loans:
Credit cards	24,807	18,306	4,777
Other consumer and other loans	8,561	5,492	10,268
Total accruing loans past due 90 days or more	36,217	26,328	15,821
Total nonperforming loans	43,540	33,727	22,882
Real estate owned	—	—	—
Repossessed assets	—	—	—
Modified loans for borrowers experiencing financial difficulty	—	—	—
Total nonperforming assets	$43,540	$33,727	$22,882
Total nonaccrual loans to loans receivable	0.25%	0.25%	0.28%
Total nonperforming loans to loans receivable	1.47%	1.12%	0.91%
Total nonperforming assets to total assets	1.18%	0.95%	0.73%

The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022
Nonaccrual loans:
Commercial and industrial loans	$2	$5	$94
Real estate:
Construction, land and land development	—	66	66
Residential real estate	176	186	—
Commercial real estate	7,145	7,142	6,901
Total nonaccrual loans	7,323	7,399	7,061
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,323	7,399	7,061
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,323	$7,399	$7,061

CCBX	As of
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	1,387	808	138
Real estate loans:
Residential real estate loans	1,462	1,722	638
Consumer and other loans:
Credit cards	24,807	18,306	4,777
Other consumer and other loans	8,561	5,492	10,268
Total accruing loans past due 90 days or more	36,217	26,328	15,821
Total nonperforming loans	36,217	26,328	15,821
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$36,217	$26,328	$15,821
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.68 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	September 30, 2023	June 30, 2023	September 30, 2022
Cash and due from banks	$29,984	$29,783	$37,482
Interest earning deposits with other banks	444,962	245,277	373,246
Investment securities, available for sale, at fair value	98,939	98,167	97,621
Investment securities, held to maturity, at amortized cost	42,550	12,563	1,250
Other investments	11,898	12,037	10,581
Loans held for sale	—	35,923	43,314
Loans receivable	2,967,035	3,007,553	2,507,889
Allowance for credit losses	(101,085)	(110,762)	(59,282)
Total loans receivable, net	2,865,950	2,896,791	2,448,607
CCBX credit enhancement asset	91,867	96,928	48,228
CCBX receivable	13,847	19,113	6,145
Premises and equipment, net	20,543	18,903	18,467
Operating lease right-of-use assets	6,126	6,216	5,293
Accrued interest receivable	22,208	21,581	13,114
Bank-owned life insurance, net	12,970	12,873	12,576
Deferred tax asset, net	4,404	25,764	13,997
Other assets	14,020	3,364	3,820
Total assets	$3,680,268	$3,535,283	$3,133,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,289,700	$3,162,572	$2,837,066
Subordinated debt, net	44,106	44,069	24,343
Junior subordinated debentures, net	3,589	3,589	3,588
Deferred compensation	513	547	648
Accrued interest payable	1,056	766	153
Operating lease liabilities	6,321	6,413	5,514
CCBX payable	40,233	27,714	15,191
Other liabilities	10,300	16,951	18,505
Total liabilities	3,395,818	3,262,621	2,905,008

SHAREHOLDERS’ EQUITY
Common stock	129,244	128,315	123,944
Retained earnings	156,299	146,029	106,880
Accumulated other comprehensive loss, net of tax	(1,093)	(1,682)	(2,091)
Total shareholders’ equity	284,450	272,662	228,733
Total liabilities and shareholders’ equity	$3,680,268	$3,535,283	$3,133,741

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$83,652	$80,199	$52,328
Interest on interest earning deposits with other banks	3,884	2,678	2,273
Interest on investment securities	766	653	554
Dividends on other investments	29	156	24
Total interest income	88,331	83,686	55,179
INTEREST EXPENSE
Interest on deposits	25,451	20,675	5,717
Interest on borrowed funds	651	661	273
Total interest expense	26,102	21,336	5,990
Net interest income	62,229	62,350	49,189
PROVISION FOR CREDIT LOSSES - LOANS	27,157	52,598	18,428
PROVISION (RECAPTURE) FOR UNFUNDED COMMITMENTS	96	(345)	—
Net interest income after provision for credit losses - loans and unfunded commitments	34,976	10,097	30,761
NONINTEREST INCOME
Deposit service charges and fees	998	989	986
Loan referral fees	1	682	—
Gain on sales of loans, net	107	23	—
Unrealized (loss) gain on equity securities, net	5	155	(133)
Other income	291	234	260
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,402	2,083	1,113
Servicing and other BaaS fees	997	895	1,079
Transaction fees	1,036	1,052	940
Interchange fees	1,216	975	738
Reimbursement of expenses	1,152	1,026	885
BaaS program income	4,401	3,948	3,642
BaaS credit enhancements	25,926	51,027	17,928
BaaS fraud enhancements	2,850	1,537	11,708
BaaS indemnification income	28,776	52,564	29,636
Total noninterest income	34,579	58,595	34,391
NONINTEREST EXPENSE
Salaries and employee benefits	18,087	16,309	14,506
Occupancy	1,224	1,143	1,147
Data processing and software licenses	2,366	1,972	1,670
Legal and professional expenses	4,447	4,645	2,251
Point of sale expense	1,068	814	742
Excise taxes	541	531	588
Federal Deposit Insurance Corporation ("FDIC") assessments	694	570	850
Director and staff expenses	529	519	475
Marketing	169	115	69
Other expense	1,523	1,722	1,522
Noninterest expense, excluding BaaS loan and BaaS fraud expense	30,648	28,340	23,820
BaaS loan expense	23,003	22,033	15,560
BaaS fraud expense	2,850	1,537	11,707
BaaS loan and fraud expense	25,853	23,570	27,267
Total noninterest expense	56,501	51,910	51,087
Income before provision for income taxes	13,054	16,782	14,065
PROVISION FOR INCOME TAXES	2,784	3,876	2,964
NET INCOME	$10,270	$12,906	$11,101
Basic earnings per common share	$0.77	$0.97	$0.86
Diluted earnings per common share	$0.75	$0.95	$0.82
Weighted average number of common shares outstanding:
Basic	13,285,974	13,275,640	12,938,200
Diluted	13,675,833	13,597,763	13,536,823

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Nine Months Ended
	September 30, 2023	September 30, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$230,282	$122,126
Interest on interest earning deposits with other banks	9,659	3,631
Interest on investment securities	1,972	1,188
Dividends on other investments	215	195
Total interest income	242,128	127,140
INTEREST EXPENSE
Interest on deposits	61,084	7,943
Interest on borrowed funds	1,974	854
Total interest expense	63,058	8,797
Net interest income	179,070	118,343
PROVISION FOR CREDIT LOSSES - LOANS	123,299	45,464
PROVISION (RECAPTURE) FOR UNFUNDED COMMITMENTS	(96)	—
Net interest income after provision for credit losses - loans and unfunded commitments	55,867	72,879
NONINTEREST INCOME
Deposit service charges and fees	2,897	2,858
Loan referral fees	683	810
Gain on sales of loans, net	253	—
Unrealized (loss) gain on equity securities, net	199	(135)
Other income	824	1,046
Noninterest income, excluding BaaS program income and BaaS indemnification income	4,856	4,579
Servicing and other BaaS fees	2,840	3,407
Transaction fees	3,005	2,247
Interchange fees	2,980	1,798
Reimbursement of expenses	3,099	1,875
BaaS program income	11,924	9,327
BaaS credit enhancements	119,315	45,210
BaaS fraud enhancements	6,386	22,753
BaaS indemnification income	125,701	67,963
Total noninterest income	142,481	81,869
NONINTEREST EXPENSE
Salaries and employee benefits	49,971	37,829
Occupancy	3,586	3,366
Data processing and software licenses	6,178	4,719
Legal and professional expenses	12,154	3,961
Point of sale expense	2,635	1,399
Excise taxes	1,527	1,501
Federal Deposit Insurance Corporation ("FDIC") assessments	1,859	2,309
Director and staff expenses	1,674	1,196
Marketing	379	242
Other expense	4,135	4,318
Noninterest expense, excluding BaaS loan and BaaS fraud expense	84,098	60,840
BaaS loan expense	62,590	36,079
BaaS fraud expense	6,386	22,752
BaaS loan and fraud expense	68,976	58,831
Total noninterest expense	153,074	119,671
Income before provision for income taxes	45,274	35,077
PROVISION FOR INCOME TAXES	9,707	7,570
NET INCOME	$35,567	$27,507
Basic earnings per common share	$2.68	$2.13
Diluted earnings per common share	$2.61	$2.04
Weighted average number of common shares outstanding:
Basic	13,253,184	12,921,814
Diluted	13,627,939	13,484,950

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$285,596	$3,884	5.40%	$211,369	$2,678	5.08%	$397,621	$2,273	2.27%
Investment securities, available for sale (2)	100,283	543	2.15	100,278	534	2.14	102,438	545	2.11
Investment securities, held to maturity (2)	17,703	223	5.00	10,047	119	4.75	1,257	9	2.84
Other investments	11,943	29	0.96	11,773	156	5.31	10,520	24	0.91
Loans receivable (3)	3,062,214	83,652	10.84	2,965,287	80,199	10.85	2,452,815	52,328	8.46
Total interest earning assets	3,477,739	88,331	10.08	3,298,754	83,686	10.18	2,964,651	55,179	7.38
Noninterest earning assets:
Allowance for credit losses	(100,329)			(87,713)			(51,259)
Other noninterest earning assets	220,750			194,747			128,816
Total assets	$3,598,160			$3,405,788			$3,042,208

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,515,093	$25,451	4.01%	$2,326,702	$20,675	3.56%	$1,953,170	$5,717	1.16%
Subordinated debt	44,084	580	5.22	44,047	596	5.43	24,331	234	3.82
Junior subordinated debentures	3,589	71	7.85	3,589	65	7.26	3,587	39	4.31
Total interest bearing liabilities	2,562,766	26,102	4.04	2,374,338	21,336	3.60	1,981,088	5,990	1.20
Noninterest bearing deposits	698,532			717,256			807,952
Other liabilities	57,865			49,085			25,662
Total shareholders' equity	278,997			265,109			227,506
Total liabilities and shareholders' equity	$3,598,160			$3,405,788			$3,042,208
Net interest income		$62,229			$62,350			$49,189
Interest rate spread			6.04%			6.58%			6.18%
Net interest margin (4)			7.10%			7.58%			6.58%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	September 30, 2023				June 30, 2023			September 30, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)		Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,752,834	$27,373	6.20%		$1,695,881	$26,567	6.28%	$1,559,160	$20,879	5.31%
Intrabank asset	—	—	—		—	—	—	77,217	441	2.27
Total interest earning assets	1,752,834	27,373	6.20		1,695,881	26,567	6.28	1,636,377	21,320	5.17
Liabilities
Interest bearing liabilities:
Interest bearing deposits	920,707	5,067	2.18%		875,760	3,663	1.68%	901,339	642	0.28%
Intrabank liability	223,221	3,036	5.40		196,552	2,490	5.08	—	—	—
Total interest bearing liabilities	1,143,928	8,103	2.81		1,072,312	6,153	2.30	901,339	642	0.28
Noninterest bearing deposits	608,906				623,570			735,038
Net interest income		$19,270				$20,414			$20,678
Net interest margin(3)			4.36%	4.36%			4.83%			5.01%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,309,380	$56,279	17.05%		$1,269,406	$53,632	16.95%	$893,655	$31,449	13.96%
Intrabank asset	374,632	5,095	5.40		275,222	3,487	5.08	231,090	1,321	2.27
Total interest earning assets	1,684,012	61,374	14.46		1,544,628	57,119	14.83	1,124,745	32,770	11.56
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,594,386	20,384	5.07%		1,450,942	17,012	4.70%	1,051,831	5,075	1.91%
Total interest bearing liabilities	1,594,386	20,384	5.07		1,450,942	17,012	4.70	1,051,831	5,075	1.91
Noninterest bearing deposits	89,626				93,686			72,914
Net interest income		$40,990				$40,107			$27,695
Net interest margin(3)			9.66%				10.41%			9.77%
Net interest margin, net of Baas loan expense (5)			4.24%				4.69%			4.28%

	For the Three Months Ended
	September 30, 2023			June 30, 2023				September 30, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$285,596	$3,884	5.40%	$211,369		$2,678	5.08%	$397,621	$2,273	2.27%
Investment securities, available for sale (6)	100,283	543	2.15	100,278		534	2.14	102,438	545	2.11
Investment securities, held to maturity (6)	17,703	223	5.00	10,047		119	4.75	1,257	9	2.84
Other investments	11,943	29	0.96	11,773		156	5.31	10,520	24	0.91
Total interest earning assets	415,525	4,679	4.47%	333,467	—	3,487	4.19%	511,836	2,851	2.21%
Liabilities
Interest bearing liabilities:
Subordinated debt	44,084	580	5.22%	44,047		596	5.43%	24,331	234	3.82%
Junior subordinated debentures	3,589	71	7.85	3,589		65	7.26	3,587	39	4.31
Intrabank liability, net (7)	151,411	2,059	5.40	78,670		997	5.08	308,307	1,762	2.27
Total interest bearing liabilities	199,084	2,710	5.40	126,306		1,658	5.27	336,225	2,035	2.40
Net interest income		$1,969				$1,829			$816
Net interest margin(3)			1.88%				2.20%			0.63%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$256,272	$9,659	5.04%	$578,855	$3,631	0.84%
Investment securities, available for sale (2)	100,278	1,612	2.15	89,173	1,160	1.74
Investment securities, held to maturity (2)	9,959	360	4.83	1,276	28	2.93
Other investments	11,455	215	2.51	9,996	195	2.61
Loans receivable (3)	2,913,189	230,282	10.57	2,141,127	122,126	7.63
Total interest earning assets	3,291,153	242,128	9.84	2,820,427	127,140	6.03
Noninterest earning assets:
Allowance for credit losses	(89,780)			(42,836)
Other noninterest earning assets	196,065			112,468
Total assets	$3,397,438			$2,890,059

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,305,634	$61,084	3.54%	$1,628,765	$7,943	0.65%
FHLB advances and borrowings	—	—	—	8,058	69	1.14
Subordinated debt	44,047	1,775	5.39	24,313	695	3.82
Junior subordinated debentures	3,589	199	7.41	3,587	90	3.35
Total interest bearing liabilities	2,353,270	63,058	3.58	1,664,723	8,797	0.71
Noninterest bearing deposits	730,292			987,343
Other liabilities	48,206			20,442
Total shareholders' equity	265,670			217,551
Total liabilities and shareholders' equity	$3,397,438			$2,890,059
Net interest income		$179,070			$118,343
Interest rate spread			6.26%			5.32%
Net interest margin (4)			7.27%			5.61%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,697,965	$78,151	6.15%	$1,483,553	$57,405	5.17%
Intrabank asset	—	—	—	167,379	872	0.70
Total interest earning assets	1,697,965	78,151	6.15	1,650,932	58,277	4.72
Liabilities
Interest bearing liabilities:
Interest bearing deposits	883,454	11,264	1.70%	919,415	1,394	0.20%
Intrabank liability	171,950	6,605	5.14	—	—	—
Total interest bearing liabilities	1,055,404	17,869	2.26	919,415	1,394	0.20
Noninterest bearing deposits	642,561			731,517
Net interest income		$60,282			$56,883
Net interest margin(3)			4.75%			4.61%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,215,224	$152,131	16.74%	$657,574	$64,721	13.16%
Intrabank asset	294,687	11,234	5.10	307,602	2,051	0.89
Total interest earning assets	1,509,911	163,365	14.47	965,176	66,772	9.25
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,422,180	49,820	4.68%	709,350	6,549	1.23%
Total interest bearing liabilities	1,422,180	49,820	4.68	709,350	6,549	1.23
Noninterest bearing deposits	87,731			255,826
Net interest income		$113,545			$60,223
Net interest margin(3)			10.05%			8.34%
Net interest margin, net of Baas loan expense (5)			4.51%			3.34%

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$256,272	$9,659	5.04%	$578,855	$3,631	0.84%
Investment securities, available for sale (6)	100,278	1,612	2.15	89,173	1,160	1.74
Investment securities, held to maturity (6)	9,959	360	4.83	1,276	28	2.93
Other investments	11,455	215	2.51	9,996	195	2.61
Total interest earning assets	377,964	11,846	4.19	679,300	5,014	0.99
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	—	—	—%	8,058	69	1.14%
Subordinated debt	44,047	1,775	5.39	24,313	695	3.82
Junior subordinated debentures	3,589	199	7.41	3,587	90	3.35
Intrabank liability, net (7)	122,737	4,629	5.04	474,981	2,923	0.82
Total interest bearing liabilities	170,373	6,603	5.18	510,939	3,777	0.99
Net interest income		$5,243			$1,237
Net interest margin(3)			1.85%			0.24%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Income Statement Data:
Interest and dividend income	$88,331	$83,686	$70,111	$65,030	$55,179
Interest expense	26,102	21,336	15,620	11,598	5,990
Net interest income	62,229	62,350	54,491	53,432	49,189
Provision for credit losses - loans	27,157	52,598	43,544	33,600	18,428
Provision (recovery) for unfunded commitments	96	(345)	153	—	—
Net interest income after provision for credit losses - loans and unfunded commitments	34,976	10,097	10,794	19,832	30,761
Noninterest income	34,579	58,595	49,307	42,815	34,391
Noninterest expense	56,501	51,910	44,663	47,103	51,087
Provision for income tax	2,784	3,876	3,047	2,426	2,964
Net income	10,270	12,906	12,391	13,118	11,101

	As of and for the Three Month Period
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Balance Sheet Data:
Cash and cash equivalents	$474,946	$275,060	$393,916	$342,139	$410,728
Investment securities	141,489	110,730	101,704	98,353	98,871
Loans held for sale	—	35,923	27,292	—	43,314
Loans receivable	2,967,035	3,007,553	2,837,204	2,627,256	2,507,889
Allowance for credit losses	(101,085)	(110,762)	(89,123)	(74,029)	(59,282)
Total assets	3,680,268	3,535,283	3,451,033	3,144,467	3,133,741
Interest bearing deposits	2,637,914	2,436,980	2,333,423	2,042,509	2,023,849
Noninterest bearing deposits	651,786	725,592	761,800	775,012	813,217
Core deposits (1)	3,269,082	3,137,747	3,068,162	2,686,528	2,727,830
Total deposits	3,289,700	3,162,572	3,095,223	2,817,521	2,837,066
Total borrowings	47,695	47,658	47,619	47,587	27,931
Total shareholders’ equity	284,450	272,662	258,763	243,494	228,733

Share and Per Share Data (2):
Earnings per share – basic	$0.77	$0.97	$0.94	$1.01	$0.86
Earnings per share – diluted	$0.75	$0.95	$0.91	$0.96	$0.82
Dividends per share	—	—	—	—	—
Book value per share (3)	$21.38	$20.50	$19.48	$18.50	$17.66
Tangible book value per share (4)	$21.38	$20.50	$19.48	$18.50	$17.66
Weighted avg outstanding shares – basic	13,285,974	13,275,640	13,196,960	13,030,726	12,938,200
Weighted avg outstanding shares – diluted	13,675,833	13,597,763	13,609,491	13,603,978	13,536,823
Shares outstanding at end of period	13,302,449	13,300,809	13,281,533	13,161,147	12,954,573
Stock options outstanding at end of period	356,359	357,999	360,119	438,103	644,334
See footnotes on following page

	As of and for the Three Month Period
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Credit Quality Data:
Nonperforming assets (5) to total assets	1.18%	0.95%	0.91%	1.06%	0.73%
Nonperforming assets (5) to loans receivable and OREO	1.47%	1.12%	1.11%	1.26%	0.91%
Nonperforming loans (5) to total loans receivable	1.47%	1.12%	1.11%	1.26%	0.91%
Allowance for credit losses to nonperforming loans	232.2%	328.4%	282.5%	224.4%	259.1%
Allowance for credit losses to total loans receivable	3.41%	3.68%	3.14%	2.82%	2.36%
Gross charge-offs	$37,026	$32,299	$34,167	$18,886	$8,513
Gross recoveries	$192	$1,340	$1,865	$33	$9
Net charge-offs to average loans (6)	4.77%	4.19%	4.84%	2.87%	1.38%

Capital Ratios (7):
Tier 1 leverage capital	8.03%	8.16%	8.29%	7.97%	7.70%
Common equity Tier 1 risk-based capital	8.99%	8.36%	8.61%	8.92%	8.49%
Tier 1 risk-based capital	9.10%	8.47%	8.73%	9.04%	8.62%
Total risk-based capital	11.79%	11.12%	11.49%	11.94%	10.80%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements and BaaS fraud enhancements on total revenue.
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements is a non-GAAP measure that excludes the impact of BaaS credit enhancements and BaaS fraud enhancements on revenue. The most directly comparable GAAP measure is revenue.
Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands, unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue excluding BaaS credit enhancements and BaaS fraud enhancements:
Total net interest income	$62,229	$62,350	$49,189	$179,070	$118,343
Total noninterest income	34,579	58,595	34,391	142,481	81,869
Total Revenue	$96,808	$120,945	$83,580	$321,551	$200,212
Less: BaaS credit enhancements	(25,926)	(51,027)	(17,928)	(119,315)	(45,210)
Less: BaaS fraud enhancements	(2,850)	(1,537)	(11,708)	(6,386)	(22,753)
Total revenue excluding BaaS credit enhancements and BaaS fraud enhancements	$68,032	$68,381	$53,944	$195,850	$132,249
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net interest income and net interest margin.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	17.05%	16.95%	13.96%	16.74%	13.16%
Total average CCBX loans receivable	$1,309,380	$1,269,406	$893,655	$1,215,224	$657,574
Interest and earned fee income on CCBX loans (GAAP)	56,279	53,632	31,449	152,131	64,721
BaaS loan expense	(23,003)	(22,033)	(15,560)	(62,590)	(36,079)
Net BaaS loan income	$33,276	$31,599	$15,889	$89,541	$28,642
Net BaaS loan income divided by average CCBX loans (1)	10.08%	9.99%	7.05%	9.85%	5.82%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	9.66%	10.41%	9.77%	10.05%	8.34%
CCBX earning assets	1,684,012	1,544,628	1,124,745	1,509,911	965,176
Net interest income	40,990	40,107	27,695	113,545	60,223
Less: BaaS loan expense	(23,003)	(22,033)	(15,560)	(62,590)	(36,079)
Net interest income, net of BaaS loan expense	$17,987	$18,074	$12,135	$50,955	$24,144
Net interest margin, net of BaaS loan expense (1)	4.24%	4.69%	4.28%	4.51%	3.34%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of September 30, 2023
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $2.97 billion in outstanding loan balances. When combined with $2.35 billion in unused commitments the total of these categories is $5.33 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 41.6% of our total balance of outstanding loans as of September 30, 2023. Unused commitments to extend credit represents an additional $31.8 million, and the combined total in commercial real estate loans represents $1.27 billion, or 23.8% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of September 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$333,685	$10,653	$344,338	6.5%	$3,178	105
Hotel/Motel	164,501	1,328	165,829	3.1	6,327	26
Convenience Store	118,821	1,286	120,107	2.2	2,085	57
Mixed use	90,423	2,666	93,089	1.7	1,064	85
Warehouse	108,568	2,203	110,771	2.1	1,939	56
Office	85,214	3,469	88,683	1.7	926	92
Retail	96,287	675	96,962	1.8	953	101
Mini Storage	60,387	2,942	63,329	1.2	3,019	20
Strip Mall	45,657	—	45,657	0.9	5,707	8
Manufacturing	38,038	1,800	39,838	0.7	1,153	33
Groups < 0.70% of total	96,268	4,772	101,040	1.9	1,174	82
Total	$1,237,849	$31,794	$1,269,643	23.8%	$1,861	665
Consumer loans comprise 25.6% of our total balance of outstanding loans as of September 30, 2023. Unused commitments to extend credit represents an additional $1.00 billion, and the combined total in consumer and other loans represents $1.76 billion, or 33.1% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,400. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of September 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$440,993	$1,000,320	$1,441,313	27.1%	$1.6	279,714
Installment loans	310,719	—	310,719	5.8	1.5	213,011
Lines of credit	3,934	1,689	5,623	0.1	0.1	39,614
Other loans	2,334	—	2,334	0.1	0.1	17,577
Community bank consumer loans
Installment loans	1,232	—	1,232	0.0	51.3	24
Lines of credit	150	573	723	0.0	3.7	41
Other loans	1,101	—	1,101	0.0	3.6	309
Total	$760,463	$1,002,582	$1,763,045	33.1%	$1.4	550,290
(1)Total exposure on CCBX loans is subject to portfolio maximum limits
Residential real estate loans comprise 16.1% of our total balance of outstanding loans as of September 30, 2023. Unused commitments to extend credit represents an additional $477.2 million, and the combined total in residential real estate loans represents $954.4 million, or 17.9% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of September 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$251,775	$429,893	$681,668	12.8%	$24	10,384
Community bank residential real estate loans
Closed end, secured by first liens	194,696	3,740	198,436	3.7	620	314
Home equity line of credit	21,342	41,943	63,285	1.2	100	214
Closed end, second liens	9,334	1,667	11,001	0.2	301	31
Total	$477,147	$477,243	$954,390	17.9%	$44	10,943
(1)Total exposure on CCBX loans is subject to portfolio maximum limits.
Commercial and industrial loans comprise 11.1% of our total balance of outstanding loans as of September 30, 2023. Unused commitments to extend credit represents an additional $706.5 million, and the combined total in commercial and industrial loans represents $1.04 billion, or 19.5% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $114.2 million in outstanding capital call lines, with an additional $630.7 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of September 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$114,174	$630,668	$744,842	14.0%	$723	158
Retail	58,586	6,131	64,717	1.2	19	3,063
Construction/Contractor Services	24,988	25,743	50,731	1.0	134	186
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Medical / Dental / Other Care	19,249	8,045	27,294	0.5	802	24
Manufacturing	8,479	5,093	13,572	0.3	193	44
Groups < 0.30% of total	57,151	30,776	87,927	1.6	107	534
Total	$331,275	$706,456	$1,037,731	19.5%	$82	4,021
(1)Total exposure on CCBX loans is subject to portfolio maximum limits.
Construction, land and land development loans comprise 5.6% of our total balance of outstanding loans as of September 30, 2023. Unused commitments to extend credit represents an additional $133.7 million, and the combined total in construction, land and land development loans represents $301.4 million, or 5.7% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of September 30, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$91,396	$106,144	$197,540	3.7%	$5,376	17
Undeveloped land loans	8,310	6,281	14,591	0.3	554	15
Residential construction	33,971	13,095	47,066	0.9	1,415	24
Developed land loans	21,369	3,732	25,101	0.5	763	28
Land development	12,640	4,443	17,083	0.3	843	15
Total	$167,686	$133,695	$301,381	5.7%	$1,694	99

Exposure and and risk in our construction, land and land development portfolio is lower in the current period compared to previous periods as demonstrated by the declining outstanding balance for the periods indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023		March 31, 2023	December 31, 2022	September 30, 2022
Commercial construction	$91,396	$78,079	`	$97,987	$100,714	$109,874
Residential construction	33,971	35,032		32,268	32,879	38,795
Undeveloped land loans	8,310	42,530		41,951	44,578	41,373
Developed land loans	21,369	18,735		19,130	20,167	19,436
Land development	12,640	12,330		15,299	15,717	14,710
Total	$167,686	$186,706		$206,635	$214,055	$224,188
We have portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of September 30, 2023, capital call lines outstanding balance totaled $114.2 million, and while commitments totaled $630.7 million the commitments are limited to a maximum of $350.0 million by agreement with the partner.

APPENDIX B -
As of September 30, 2023
CCBX – BaaS Reporting Information
During the quarter ended September 30, 2023, $25.9 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit and fraud enhancements. The Bank would write-off any remaining credit enhancement asset from the CCBX partner not covered by the cash pledge account but would retain the full yield and any fee income on the loan going forward, and BaaS loan expense for that CCBX partner would cease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Yield on loans (1)	17.05%	16.95%	13.96%	16.74%	13.16%
BaaS loan interest income	$56,279	$53,632	$31,449	$152,131	$64,721
Less: BaaS loan expense	23,003	22,033	15,560	62,590	36,079
Net BaaS loan income (2)	33,276	31,599	15,889	89,541	28,642
Net BaaS loan income divided by average BaaS loans (1)(2)	10.08%	9.99%	7.05%	9.85%	5.82%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended September 30, 2023 compared to the quarters ended June 30, 2023 and September 30, 2022. The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Loan interest income	$56,279	$53,632	$31,449	$152,131	$64,721
Total BaaS interest income	$56,279	$53,632	$31,449	$152,131	$64,721

Interest expense	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
BaaS interest expense	$20,384	$17,012	$5,075	$49,820	$6,549
Total BaaS interest expense	$20,384	$17,012	$5,075	$49,820	$6,549

BaaS income	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
BaaS program income:
Servicing and other BaaS fees	$997	$895	$1,079	$2,840	$3,407
Transaction fees	1,036	1,052	940	3,005	2,247
Interchange fees	1,216	975	738	2,980	1,798
Reimbursement of expenses	1,152	1,026	885	3,099	1,875
BaaS program income	4,401	3,948	3,642	11,924	9,327
BaaS indemnification income:
BaaS credit enhancements	25,926	51,027	17,928	119,315	45,210
BaaS fraud enhancements	2,850	1,537	11,708	6,386	22,753
BaaS indemnification income	28,776	52,564	29,636	125,701	67,963
Total BaaS income	$33,177	$56,512	$33,278	$137,625	$77,290

BaaS loan and fraud expense:	Three Months Ended			Nine Months Ended
(dollars in thousands; unaudited)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
BaaS loan expense	$23,003	$22,033	$15,560	$62,590	$36,079
BaaS fraud expense	2,850	1,537	11,707	6,386	22,752
Total BaaS loan and fraud expense	$25,853	$23,570	$27,267	$68,976	$58,831